                                                                     EXHIBIT 4.6

SUMMARY OF SPECIAL COLLECTIVE AGREEMENTS WITH EMPLOYEES

     On November 16, 2008, a new collective agreement was signed by us, the
Histadrut and our workers committee, in connection with the termination arrangements of employees who are employed under the Bank's collective agreements. This agreement was approved by the Supervisor of Wages and Labor
Agreements at the Finance Ministry and it replaces the previous collective agreements that regulated the terms of termination of these employees. The agreement of November 16, 2008 sets forth the right of management to dismiss employees as part of the reduction in our activity, extends the validity of the reductions that were agreed to in the past in connection with the wages of the employees and the fringe benefits to which they are entitled, and grants various benefits to employees in the event of dismissal (including resignations to be treated as dismissals). According to the agreements, there are two termination tracks for dismissed employees: a severance track and a pension track. A dismissed employee in the pension track is one whose seniority is at least 20 years and who is at least 50 years old and who, upon dismissal is entitled to early pension. A dismissed employee who does not meet these two conditions together, belongs to the severance track, in which he is entitled to enhanced severance pay. In the event of the privatization or liquidation of the Bank and/or if the privatization is not implemented by December 31, 2009, then immediately thereafter, employees are allowed to resign and be treated as if they had been dismissed, but we have the right to require the employee to continue working for an additional period of time. According to the agreement, part of the termination payments to the employees will be deposited in trust with a trust company. For this purpose, we engaged the trust company of an
Israeli bank which will serve as trustee. The collective agreement of November
16, 2008 will be in effect until the termination of the last employee to which the agreement applies. The waivers and part of the benefits set forth in the aforementioned collective agreement also apply and/or will apply to some of our employees who are employed under personal contracts.

     We recorded appropriate provisions in our books for this agreement. The agreements that were signed were approved by the Commissioner of Wages and Labor
Agreements in the Ministry of Finance.